Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DIRECT DIGITAL HOLDINGS, INC.
Direct Digital Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: That the name of the Corporation is Direct Digital Holdings, Inc.
SECOND: The Corporation was organized with the Secretary of State of the State of Delaware as a corporation on August 23, 2021, under its current name and existing under and by virtue of the DGCL. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 11, 2022 (the “Current Charter”).
THIRD: The heading and text of Article VII of the Current Charter is hereby deleted and amended and restated in its entirety to read as follows:
“[RESERVED]”
FOURTH: Article IX of the Current Charter is hereby amended by adding the following as a new Section 7:
“7. Limitation of Officer Liability. The liability of the officers of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If applicable law is amended after approval by the stockholders of this Article IX, Section 7 to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.”
FIFTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.
SIXTH: This Certificate of Amendment shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, the undersigned officer of the Corporation has caused this Certificate of Amendment to be executed on this 9th day of June 2025.
                        Direct Digital Holdings, Inc.

By: /s/ Mark Walker
Name: Mark Walker
Title: Chief Executive Officer